Exhibit 99.1

ZOOMCAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in USD, except number of shares)

As at	September 30, 2023	March 31, 2023
	(unaudited)
Assets
Current assets :
Cash and cash equivalents (Refer Note 28- VIE)	$3,846,543	$3,686,741
Accounts receivable, net of allowance for doubtful accounts (Refer Note 28- VIE)	217,345	255,175
Receivable from government authorities	3,070,822	3,962,822
Short term investments with related parties	164,583	166,540
Prepaid expenses (Refer Note 28- VIE)	276,582	909,828
Other current assets (Refer Note 28- VIE)	1,092,161	1,150,209
Other current assets with related parties	46,089	19,682
Assets held for sale	847,759	923,176
Total current assets	9,561,884	11,074,173
Property and equipment, net of accumulated depreciation $5,076,664 and $6,189,452 respectively (Refer Note 28- VIE)	2,111,490	2,728,523
Operating lease right-of-use assets	1,508,120	1,694,201
Intangible assets, net of accumulated amortisation of $11,647 and $106,769 respectively (Refer Note 28- VIE)	22,295	33,412
Long term investments (Refer Note 28- VIE)	216,713	158,455
Long term investments with related parties	98,233	95,577
Receivable from government authorities, (Refer Note 28- VIE)	1,041,543	248,321
Other non-current assets	412,003	425,669
Total assets	$14,972,281	$16,458,331
Liabilities, redeemable noncontrolling interests, mezzanine equity and stockholders' equity
Current liabilities :
Accounts payable (Refer Note 28- VIE)	$6,552,234	$6,547,978
Current portion of long-term debt	1,583,856	1,415,861
Current portion of long-term debt from related parties	989,820	1,054,887
Current portion of operating lease liabilities	459,725	466,669
Current portion of finance lease liabilities	1,842,645	1,257,423
Contract Liabilities (Refer Note 28- VIE)	879,768	786,572
Current portion of pension and other employee obligations (Refer Note 28- VIE)	170,457	146,006
Other current liabilities (Refer Note 28- VIE)	2,697,192	2,917,965
Other current liabilities towards related parties	18,019	15,067
Total current liabilities	15,193,716	14,608,428
Long-term debt, less current portion	2,104,194	3,039,200
Operating lease liabilities, less current portion	1,121,615	1,284,755
Finance lease liabilities, less current portion	4,206,010	5,098,262
Pension and other employee obligations, less current portion (Refer Note 28- VIE)	543,853	438,808
Preferred stock warrant liability	770,446	1,190,691
Convertible promissory note	11,940,183	10,944,727
Senior Subordinated Convertible Promissory Notes	47,258,369	17,422,132
Derivative financial instrument	24,410,231	14,373,856
Total liabilities	107,548,617	68,400,859
Commitments and contingencies (Note 31)
Redeemable non controlling interests	25,114,751	25,114,751
Mezzanine equity:
Preferred stock, $0.0001 par value (refer note 19 (a))	168,974,437	168,974,437
Stockholders’ equity:
Common stock, $0.0001 par value, 220,000,000 shares authorized at September 30, 2023 and March 31, 2023, and 16,987,064 shares issued and outstanding at September 30, 2023 and March 31, 2023 respectively	1,699	1,699
Additional paid-in capital	22,758,771	22,140,866
Accumulated deficit	(311,185,699)	(270,002,280)
Accumulated other comprehensive income	1,759,705	1,827,999
Total stockholders’ equity	(286,665,524)	(246,031,716)
Total liabilities, redeemable non-controlling interests, mezzanine equity and stockholders' equity	$14,972,281	$16,458,331

The accompanying notes are an integral part of these Condensed Consolidated Balance Sheet.

ZOOMCAR, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In USD, except number of shares)

Six months ended	September 30, 2023	September 30, 2022
	(unaudited)
Revenue :
Income from rentals	$-	$255,785
Revenues from services	5,295,626	3,471,350
Other revenues	-	84,514
Total revenue	5,295,626	3,811,649
Cost and Expenses
Cost of revenue	6,348,468	14,163,264
Technology and development	2,246,738	2,393,391
Sales and marketing	3,859,994	4,481,557
General and administrative	4,642,103	6,269,897
Total costs and expenses	17,097,303	27,308,109
Loss from operations before income tax	(11,801,677)	(23,496,460)
Finance costs	29,884,357	1,566,257
Finance costs to related parties	25,777	68,407
Other income, net	(522,716)	(1,660,176)
Other income from related parties	(5,676)	(9,729)
Loss before income taxes	(41,183,419)	(23,461,219)
Provision for income taxes	-	-
Net loss attributable to common stockholders	$(41,183,419)	$(23,461,219)
Net loss per share
Basic and diluted	$(2.42)	$(1.38)
Weighted average shares used in computing loss per share:
Basic and diluted	16,987,064	16,991,740

The accompanying notes are an integral part of these Condensed Consolidated Statement of Operations.

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ZOOMCAR, INC.

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(In USD, except number of shares)

Six months ended	September 30, 2023	September 30, 2022
	(unaudited)
Net loss	$(41,183,419)	$(23,461,219)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(14,080)	823,448
(Loss)/gain for defined benefit plan	(43,605)	28,150
Reclassification adjustments:
Amortization of gains on defined benefit plan	(10,609)	(9,360)
Other comprehensive income (loss) attributable to common stockholders	(68,294)	842,238
Comprehensive loss	$(41,251,713)	$(22,618,981)

The accompanying notes are an integral part of these Condensed Consolidated Statement of Comprehensive Loss

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ZOOMCAR, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Six months ended	September 30, 2023	September 30, 2022
	(unaudited)
A. Cash flows from operating activities
Net loss	$(41,183,419)	$(23,461,219)
Adjustments to reconcile net loss to net cash used in operating activities :
Depreciation and amortization	510,608	313,360
Stock-based compensation	617,905	2,639,333
Interest income	(546)	(20,088)
Change in fair value of preferred stock warrant	(420,245)	630,367
Change in fair value of convertible promissory note	995,456	-
Change in fair value of senior subordinated convertible promissory note	16,661,212	-
Change in fair value of derivative financial instrument	10,036,375	-
Note issue expenses	1,564,210	-
Loss on sale and disposal of assets, net	84,093	-
Loss on assets written off	40,014	-
Gain on liabilities written off	(388)	-
Loss/(gain) on sale of assets held for sale	1,385	(1,470,582)
Amortization of operating lease right-of-use assets	16,802	25,986
Unrealized foreign currency exchange (gain)/loss, net	2,556	2,733
Operating loss before working capital changes	(11,073,982)	(21,340,110)
Changes in operating assets and liabilities :
Decrease in Accounts receivables	32,327	68,917
Decrease in Receivable from government authorities	9,520	562,970
Decrease/(increase) in Prepaid expenses	627,694	(11,324)
Decrease/(increase) in Other current assets	71,572	(283,051)
Increase in Accounts payables	81,883	1,193,917
Decrease in Other current liabilities	(150,104)	(2,746,172)
Increase in Pension and other employee obligations	83,303	55,277
Increase in Contract liabilities	103,647	636,914
Net cash used in operating activities (A)	(10,214,140)	(21,862,662)
B. Cash flows from investing activities
Purchase of property, plant and equipment, including intangible assets and capital advances	(85,794)	(48,159)
Payment towards investments in fixed deposits	(127,088)	(275,084)
Proceeds from sale of property, plant and equipment	-	3,251,327
Proceeds from sale of asset held for sale	68,925	-
Proceeds from maturity of investments in fixed deposits	70,231	338,797
Interest received on fixed deposits	546	11,334
Net cash flows (used)/generated from investing activities (B)	(73,180)	3,278,215
C. Cash flows from financing activities
Proceeds from issue of senior subordinated convertible promissory note, net	13,175,026	-
Payment of notes issuance cost	(1,564,210)	-
Repayment of debt	(773,650)	(3,759,428)
Principal payment of finance lease obligation	(234,267)	(467,610)
Net cash generated/(used) from financing activities (C)	10,602,899	(4,227,038)
Net decrease in cash and cash equivalents (A+B+C)	315,579	(22,811,485)
Effect of foreign exchange on cash and cash equivalents.	(155,777)	(397,231)
Cash and cash equivalents
Beginning of period	3,686,741	26,783,791
End of period	$3,846,543	$3,575,075
Reconciliation of cash and cash equivalents to the condensed consolidated balance sheet
Cash and cash equivalents	3,846,543	3,575,075
Total cash and cash equivalents	$3,846,543	$3,575,075
Supplemental disclosures of cash flow information
Cash paid/ (refund) for income taxes	$(28,223)	$15,719
Interest paid on debt	$(216,715)	$(484,131)

The accompanying notes are an integral part of these Condensed Consolidated Statement of Cash Flows

ZOOMCAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTERESTS, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (UNAUDITED) FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(In USD, except number of shares)

	Redeemable Non-controlling Interest	Mezzanine equity Preferred stock		Stockholders' equity
								Accumulated
						Additional		other
						paid-in	Accumulated	comprehensive	Total equity
	Amounts	Shares	Amounts	Shares	Amounts	capital	Deficit	income/(loss)	(deficit)
Balance as at April 01, 2022	$25,114,751	99,309,415	$168,974,437	16,991,740	$1,699	$18,530,769	$(207,970,204)	$769,156	$(188,668,580)
Stock based compensation	-	-	-	-	-	2,639,333	-	-	2,639,333
Gain for defined benefit plan, (net of taxes amounts to $ Nil)	-	-	-	-	-	-	-	18,790	18,790
Net loss	-	-	-	-	-	-	(23,461,219)	-	(23,461,219)
Foreign currency translation adjustment, (net of taxes amounts to $ Nil)	-	-	-	-	-	-	-	823,448	823,448
Balance as at September 30, 2022	25,114,751	99,309,415	168,974,437	16,991,740	1,699	21,170,102	(231,431,423)	1,611,394	(208,648,228)

Balance as at April 01, 2023	25,114,751	99,309,415	168,974,437	16,987,064	1,699	22,140,866	(270,002,280)	1,827,999	(246,031,716)
Stock based compensation	-	-	-	-	-	617,905	-	-	617,905
Loss on employee benefit, (net of taxes amounts to $ Nil)	-	-	-	-	-	-	-	(54,214)	(54,214)
Net loss	-	-	-	-	-	-	(41,183,419)	-	(41,183,419)
Foreign currency translation adjustment, (net of taxes amounts to $ Nil)	-	-	-	-	-	-	-	(14,080)	(14,080)
Balance as at September 30, 2023	25,114,751	99,309,415	168,974,437	16,987,064	1,699	22,758,771	(311,185,699)	1,759,705	(286,665,524)

The accompanying notes are an integral part of these Condensed Consolidated Statement of Redeemable Non-controlling Interests, Mezzanine Equity and Stockholders' Equity

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Zoomcar, Inc. was incorporated in Delaware in April 2012 and is headquartered in Bangalore, India. Zoomcar, Inc., provides mobility solutions to consumers and businesses. The accompanying Condensed Consolidated Financial Statements include the accounts and transactions of Zoomcar, Inc. and its subsidiaries (collectively, the “Company” or “Zoomcar”). The Company operates its facilitation services as well as rental business under the Zoomcar brand with its operations in India, Indonesia, and Egypt.

a.	Risks and uncertainties

The Company’s business, operations and financial results are subject to various risks and uncertainties, including those described below, that could materially adversely affect the business, results of operations and financial condition.

b.	Going concern

The Company has incurred net loss of $41,183,419 during the six months ended September 30, 2023, and cash used in operations during the period was $10,214,140. The Company’s accumulated deficit amounts to $311,185,699 as of September 30, 2023 (March 31, 2023:$270,002,280).

Pursuant to the Business Combination Agreement (BCA) for merger entered into with Innovative International Acquisition Corp. (SPAC), the Company has raised $10,000,000 and $8,109,955 through issuance of convertible promissory notes and convertible note and warrants, respectively during the year ended March 31, 2023. Further, the Company raised an additional amount of $13,175,027 through issuance of convertible note during the period ended September 30, 2023. The Company is in discussion of raising further funds by issuing promissory notes at discount.

As a result, based on current operational assumptions and cash flow projections and additional fund raise through aforesaid merger with SPAC, the Company believes it has adequate liquidity for the next twelve months to meet the liabilities of the Company as and when they fall due.

2.	Summary of Significant Accounting Policies

i.	Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by US GAAP have been condensed or omitted. As such, the information should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended March 31, 2023. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These interim condensed consolidated financial statements follow the same significant accounting policies as those included in our audited consolidated financial statements for the year ended March 31, 2023. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the condensed consolidated financial position, results of operations, and cash flows for these interim periods.

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and variable interest entities in which the Company is the primary beneficiary, including an entity in India and in other geographical locations. All intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements herein.

ii.	Principles of consolidation

The unaudited condensed consolidated financial statements include the accounts of Zoomcar, Inc. and of its wholly owned subsidiaries and variable interest entities in which the Company is the primary beneficiary, including an entity in India and in other geographical locations (collectively, the “Company”).

The Company determines, at the inception of each arrangement, whether an entity in which it has made an investment or in which it has other variable interest is considered a VIE. The Company consolidates a VIE when it is the primary beneficiary. The primary beneficiary of a VIE is the party that meets both of the following criteria:

(i)	has the power to direct the activities that most significantly affect the economic performance of the VIE; and

(ii)	has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE.

Periodically, the Company determines whether any changes in its interest or relationship with the entity impact the determination of whether the entity is still a VIE and, if so, whether the Company is the primary beneficiary.

As at September 30, 2023, following are the list of subsidiaries and step-down subsidiaries:

Name of Entity	Place of Incorporation	Investor Entity
Zoomcar India Private Limited	India	Zoomcar, Inc.
Zoomcar Netherlands Holding B.V	Netherlands	Zoomcar, Inc.
Fleet Holding Pte ltd	Singapore	Zoomcar, Inc.
Fleet Mobility Philippines Corporation	Philippines	Zoomcar, Inc.
Zoomcar Egypt Car Rental LLC	Egypt	Zoomcar Netherlands Holding
PT Zoomcar Indonesia Mobility Service	Indonesia	Fleet Holding Pte ltd
Zoomcar Vietnam Mobility LLC	Vietnam	Fleet Holding Pte ltd

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As at September 30, 2023, the subsidiaries and step-down subsidiaries of Zoomcar Inc. have been consolidated using the Variable Interest Entity (‘VIE’) model as per ASC 810. In determining whether the VIE model was applicable to the subsidiaries the criteria prescribed under ASC 810 were examined as below:

-	The subsidiaries were incorporated as legal entities under the laws and regulations of the country in which they are incorporated.
-	The scope exemptions under ASC 810 were not applicable to the entities
-	Zoomcar Inc holds variable interest in all the subsidiaries by way of contribution towards equity and in the form of debt
-	The entities are variable interest entities for Zoomcar Inc since the legal entities do not have sufficient equity investment at risk and equity investors at risk.

For the purpose of equity interests, the interests held by employees are also considered under ASC 810 since employees are considered as de-facto agents. Thus, Zoomcar Egypt Car Rental LLC, Fleet Mobility Philippines Corporation, and Zoomcar Vietnam Mobility LLC are considered as wholly owned subsidiaries of Zoomcar Inc.

Through the direct and indirect interest that Zoomcar Inc. holds in the subsidiaries, Zoomcar Inc. has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and has the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Accordingly, Zoomcar Inc. is the primary beneficiary with respect to all the subsidiaries and consolidates the subsidiaries under the VIE model except Zoomcar India Private Limited, Zoomcar Netherlands Holding B.V, Fleet Holding Pte Ltd and PT Zoomcar Indonesia Mobility Service which are consolidated as per the voting interest model.

On August 14, 2023, Zoomcar Vietnam Mobility LLC has voluntarily filed application for bankruptcy with the local authorities of Vietnam. In accordance with ASC 205-30, the liquidation of the VIE is imminent and thus the financial statements of VIE are prepared on a liquidation basis, which entails valuing assets at their estimated net realizable values and recording liabilities at their expected settlement amounts. Further, in accordance with ASC 810-10-15-10, the Company consolidate the VIE as the bankruptcy application is pending with the authorities in Vietnam and unless the application is admitted, the Company holds a variable interest and still is the primary beneficiary. Refer Note 28

The assets/liabilities consolidated for the VIE are not material.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

iii.	Reclassification

Certain prior period balances have been reclassified to conform to the current year presentation. Such changes include reclassifications or combinations of certain accounts on the condensed consolidated balance sheets.

These reclassifications had no impact on total assets, total liabilities, net loss or comprehensive loss or accumulated deficit in the previously reported consolidated financial statements for the year ended March 31, 2023.

iv.	Use of estimates and assumptions

The use of estimates and assumptions as determined by management is required in the preparation of the Condensed Consolidated Financial Statements in conformity with US GAAP. These estimates are based on management’s evaluation of historical trends and other information available when the Condensed Consolidated Financial Statements are prepared and may affect the amounts reported and related disclosures. Actual results could differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis.

The significant estimates, judgments and assumptions that affect the condensed consolidated financial statements include, but are not limited to; are:

a.	Estimation of defined benefit obligation

b.	Estimation of useful lives and residual values of property, plant & equipment and intangible assets

c.	Fair value measurement of financial instruments

d.	Fair value measurement of share-based payments

e.	Leases – assumption to determine the incremental borrowing rate

f.	Valuation allowance on deferred tax assets

g.	Estimation of utilisation of receivable from government authorities

v.	Revenue recognition

The Company derives its revenue principally from short-term self-drive rentals.

Self-drive rentals

Zoomcar operates a fleet of rental vehicles comprising of both vehicles owned by them and vehicles leased from third-party leasing companies. The Company either leases or subleases vehicles to its customers as a result, the Company has considered itself to be the accounting lessor or sublessor, as applicable, in these arrangements in accordance with ASC 842.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Rental revenues are recognized for rental and rental related activities on a straight-line basis evenly over the period of where an identified asset is transferred to the customer and the customer has the ability to control that asset in accordance with ASC 842. Transaction price charged by the Company is as per agreed rates between the Company and the customer. In case of leased vehicles, the Company was solely responsible for paying vehicle lease costs to the lessor regardless of whether the vehicles were booked for use by guests on the platform and accordingly recognized vehicle lease revenue on a gross basis.

For vehicles that are subleased, sublease income and related lease expense for these transactions are recognized on a gross basis in the condensed consolidated financial statements.

Rental periods are generally short-term in nature and are classified as operating leases.

Facilitation revenue (“Host services”)

The Company has launched a new platform “Zoomcar Host Services” during the year ended March 2022. Zoomcar Host Services is a marketplace feature of the platform that helps owners of vehicles (“Hosts/ Customer/Lessors”) connect with users (“Renters/Lessee”) in temporary need of a vehicle on leasehold basis for their personal use.

Facilitation Services revenue consists of facilitation fees charged to Hosts, net of incentives and refunds and trip protection charged to the Renters. The Company charges facilitation fees to its customers as a percentage of the value of the total booking, excluding taxes. The Company collects both the booking value on behalf of the Host and the trip protection charges from the renter. On a daily basis the Company, or its third-party payment processors, disburse the booking value to the host, less the fees due from the host to the Company. The amounts charged for trip fees for the Marketplace service vary based on factors such as the vehicle type, the day of the week, time of the trip, and the duration of the trip. Hence, the Company’s primary performance obligation in the transaction with respect to the Host is to facilitate the successful completion of the rental transaction and with respect to the renter is to offer trip protection

Customer support is rendered to both the Host (customer/lessor) and the renter (lessee). Company being the intermediary between the two provides its platform through which all communication takes place related to any services e.g., extension of trip period. Such services also include the normal customer support related to any vehicle breakdowns, tracking of vehicles, renter background checks, vehicle ownership checks and various other activities which are part of an ongoing set of series required for successful listing, renting and completion of trip. These activities are not distinct from each other and are not separate performance obligations. As a result, these series of services integrate together to form a single performance obligation.

In case of booking value collected from the renter on behalf of the Host, the Company evaluates the presentation of revenue on a gross versus net basis based on whether or not it is the principal(gross) or the agent (net) in the transaction. The Company considers whether it controls the right to use the vehicle before control is transferred to the renter. Indicators of control that the Company considers include whether the Company is primarily responsible for fulfilling the promise associated with the booking of the vehicle, whether it has inventory risk associated with the vehicle, and whether it has discretion in establishing the prices for the vehicles booked. The Company determined that it does not establish pricing for vehicles listed on its platform and does not control the right to use the host’s vehicle at any time before, during, or after completion of a trip booked on the Company’s platform. Accordingly, the Company has concluded that it is acting in an agent capacity, and revenue is presented net reflecting the facilitation fees received from the Marketplace service. The customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs. Revenue is recognised rateably over the trip period. The Company recognizes facilitation revenue from these performance obligations on a straight-line basis over the duration of the rental trip using the output method as its performance obligation is satisfied over time. The Company uses the output method based on rental hours or days, where revenue is calculated based on the percentage of total time elapsed in relation to total estimated rental period. In the event a user books a trip extension, at the time the extension is booked, the service revenue is recognized on a straight-line basis over the duration of the extension period.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company offers various incentive programs to hosts, including minimum guaranteed listing fees and vehicle listing bonus payments. The incentives are recorded in accordance with ASC 606-10-32-25 and ASC 606-10-32-27 as a reduction to revenue and in cases where the amount of incentive paid to the Host are above the facilitation fees earned from that Host on cumulative basis the excess of the revenue amount are recorded as a marketing expense in the condensed consolidated statement of operations. These incentives are offered as part of overall marketing strategy of the company and incentivize the hosts to refer the platform. During the year ended March 31, 2023, company has stopped providing minimum guaranteed listing fees incentive.

Loyalty program

The Company offers loyalty program, Z-Points, wherein customers are eligible to earn loyalty points that are redeemable for payment towards facilitation fees, self-drive rentals and vehicle subscriptions. Under ASC 606 and ASC 842, each transaction that generates loyalty points results in the deferral of revenue equivalent to the retail value at the date the points are earned. The associated revenue or rental is recognized when the customer redeems the loyalty points at some time in future. The retail value of points is estimated based on the current retail value measured as of the date the loyalty points are earned, less an estimated amount representing loyalty points that are not expected to be redeemed (“breakage”). Breakage is reviewed on an annual basis and includes significant assumptions such as historical breakage trends, internal Company forecasts and extended redemption period, if any. As at September 30, 2023 and March 31, 2023, the Company's deferred revenue balance amounted to $92,856 and $260,705 respectively.

Others

The Company has elected to exclude from revenue, taxes assessed by a governmental authority that are both imposed on and are concurrent with specific revenue producing transactions and collected from customers and remitted to governmental authorities. Accordingly, such amounts are not included as a component of revenue or cost of revenue.

Contract liabilities

Contract liabilities primarily consists of obligations to customers for advance received against a new booking, revenue-share payable to customers for vehicles listed by them on Company’s portal for short-term rentals and related to Company’s points-based loyalty program.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

vi.	Receivables from government authorities

Receivables from government authorities represent amounts owed to the Company by government agencies which are recognized when the Company has performed the required services and when they meet the eligibility criteria outlined in the applicable government regulations.

Receivables from government authorities are classified based on their expected period of utilization. If the receivables are expected to be utilized within twelve months from the reporting date, they are classified as current assets. If the receivables are not expected to be utilized within twelve months from the reporting date, they are classified as non-current assets.

vii.	Assets held for sale

The Company classifies vehicles to be disposed of as held for sale in the period in which they are available for immediate sale in their present condition and the sale is probable and expected to be completed within one year. The Company initially measures assets held for sale at the lower of their carrying value or fair value less costs to sell and assesses their fair value annually until disposed. The fair value of Assets held for sale not traded in an active market is determined using valuation techniques which maximise the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an asset are observable, the Valuation is included in Level 2.

The Company has a policy of disposing vehicles once it has crossed 120,000 kilometres in order to ensure that customer experience is maintained at a premium level. In addition, the Company also disposes vehicles early if it has met with accident and is no more fit for use in the business once the insurance claims are realized on these vehicles.

In case of certain vehicles which are not sold within one year from date of classification, the Company reassess the carrying value of the assets to compare it with the realisable value.

viii.	Stock-based compensation

The Company accounts for stock-based compensation expense in accordance with the fair value recognition and measurement provisions of US GAAP, which requires compensation cost for grant-date fair value of stock-based awards to be recognized over the requisite service period. The Company includes a forfeiture estimate in the amount of compensation expense being recognized based on the Company’s estimate of equity instruments that will eventually vest. The fair value of stock-based awards, granted or modified, is determined on the grant date at fair value, using appropriate valuation techniques.

The Company records stock-based compensation expense for service-backed stock options over the requisite service period, which ranges from 6 months to 4 years.

For stock options with service-based vesting conditions only, the valuation model, typically the Black-Scholes option-pricing model, incorporates various assumptions including expected stock price volatility, expected term, and risk-free rates. Stock options with graded vesting the fair-value-based measure is estimated of the entire award by using a single weighted-average expected term. The Company estimates the volatility of common stock on the date of the grant based on weighted-average historical stock price volatility of comparable publicly traded companies in its industry group. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant with a term equal to the expected term. The Company estimates the term based on the simplified method for employee stock options considered to be “plain vanilla” options as the Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. The expected dividend yield is 0.0% as the Company has not paid and does not anticipate paying dividend on its common stock.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company estimates a forfeiture rate on an annual basis for the purpose of computation of stock-based compensation expense. The rate is used consistently across the subsequent interim periods during the year.

ix.	Warrants

When the Company issues warrants, it evaluates the proper balance sheet classification of the warrant to determine whether the warrant should be classified as equity or as a derivative liability on the condensed consolidated balance sheets. In accordance with ASC 815-40, Derivatives and Hedging-Contracts in the Entity’s Own Equity (ASC 815-40), the Company classifies a warrant as equity so long as it is “indexed to the Company’s equity” and several specific conditions for equity classification are met. A warrant is not considered indexed to the Company’s equity, in general, when it contains certain types of exercise contingencies or adjustments to exercise price. If a warrant is not indexed to the Company’s equity or it has net cash settlement that results in the warrants to be accounted for under ASC 480, Distinguishing Liabilities from Equity, or ASC 815-40, it is classified as a derivative liability which is carried on the condensed consolidated balance sheet at fair value with any changes in its fair value recognized currently in the condensed consolidated statement of operations.

During the year, the Company has issued warrants along with Notes as defined in “Convertible Promissory notes and Senior Subordinated Convertible Promissory Note (SSCPN)” policy and also as consideration to placement agents for the issuance of SSCPN which are classified as derivative instruments.

The Company also has preferred stocks and common stocks warrants (as described below) issued during the year ended March 31, 2022 and are classified as liabilities and equity respectively.

Each unit of Series E preferred stock issued by the Company consists of one Series E preferred stock and a warrant which entitle the holder to purchase one share of common stock of the Company on the satisfaction of certain conditions. Warrants are also issued to placement agencies of Series E and Series E1. Warrants issued to placement agencies include the following two categories: a) warrants to purchase common stock of the company; and b) warrants to purchase Series E and Series E1 shares.

Warrants to be converted into common stock:

The Company’s warrants to purchase common stock are classified as equity on the condensed consolidated balance sheets. Upon issuance of the warrant, the Company allocated a portion of the proceeds from the sale of its preferred stock to the warrant based on the relative fair values of warrants and preferred stock.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Warrants to be converted into preferred stock:

The Company’s warrants to purchase convertible preferred stock are classified as a liability on the condensed consolidated balance sheets and held at fair value because the warrants are exercisable for contingently redeemable preferred stock, which is classified outside of stockholders’ deficits.

The warrant liability is subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of finance costs. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

Warrants issued along with SSCPN:

The warrants issued along with the SSCPN satisfy the definition of a derivative in accordance with ASC 815-10-15-83 since it contains an underlying, has payment provisions, can be net settled and has a very minimal initial net investment. Accordingly, the derivatives are measured at fair value and subsequently revalued at each reporting date.

x.	Financial liabilities measured at fair value

Convertible Promissory notes and Senior Subordinated Convertible Promissory Note (SSCPN)

On April 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2020-06 that simplifies the accounting for convertible instruments. ASU 2020-06 (i) reduced the number of accounting models for convertible instruments, by eliminating the models that require separation of cash conversion or beneficial conversion features from the host and (ii) revised the derivative scope exception and (iii) provided targeted improvements for Earnings Per Share (“EPS”). The adoption of ASU 2020-06 did not have a material impact on the Company’s outstanding convertible debt instruments as of April 1, 2022.

The Company has issued convertible promissory notes and senior subordinated convertible promissory notes (“Notes”), it evaluates the balance sheet classification to determine whether the instrument should be classified either as debt or equity, and whether the conversion feature should be accounted for separately from the host instrument. According to ASC 480-10-25-14, the notes are classified as liabilities because the Company intends to settle them by issuing variable number of shares with a fixed and known monetary value at the time of inception. The Company evaluates the conversion feature of notes would be separated from the instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in ASC 815, Derivatives and Hedging. However, the Company has elected fair value option for all notes, as discussed below and thus does not bifurcate the embedded conversion feature.

Fair Value Option (“FVO”) Election

The Company accounts for Convertible Promissory notes and Senior Subordinated Convertible Promissory Note and convertible promissory notes issued under the fair value option election of ASC 825, Financial Instruments (“ASC-825”) as discussed below.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The convertible promissory notes accounted for under the FVO election are a debt host financial instruments containing conversion features which would otherwise be required to be assessed for bifurcation from the debt-host and recognized as separate derivative liabilities subject to measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the “fair value option” (“FVO”) election, to the extent not otherwise prohibited by ASC 825-10-15- 5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

The estimated fair value adjustment, as required by ASC 825-10-45-5, is recognized as a component of other comprehensive income (“OCI”) with respect to the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, with the remaining amount of the fair value adjustment recognized under Finance costs shown as “Change in fair value of convertible promissory note” and “Change in fair value of senior subordinated convertible promissory note” in the accompanying condensed consolidated statement of operations. With respect to the above convertible promissory notes, as provided for by ASC 825-10-50-30(b), the estimated fair value adjustment is presented as a separate line item in the accompanying condensed consolidated statement of operations, since the change in fair value of the convertible promissory notes payable was not attributable to instrument specific credit risk.

xi.	Recent Accounting Pronouncements

Accounting Pronouncement Adopted

In July 2023, the FASB issued ASU 2023-03 - Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718). The ASU amends or supersedes various SEC paragraphs within the Codification to conform to past SEC announcements and guidance issued by the SEC. The ASU is effective immediately upon issuance and did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting Pronouncement Pending Adoption

In March 2023, the FASB issued ASU 2023-01 - Leases (Topic 842): Common Control Arrangements, which provides a practical expedient for certain companies to consider the written terms and conditions to determine the existence of a lease and it's corresponding accounting and classification, if any. The ASU also addresses the accounting for leasehold improvements associated with leases between companies of common control transactions which is applicable to all entities. The ASU is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted for both interim and annual financial statements that have not yet been issued. The Company is currently evaluating the impact of this ASU on its condensed consolidated financial statements.

There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its condensed consolidated financial statements or disclosures.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3	Cash and cash equivalents

The components of cash and cash equivalents were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Balances in bank accounts	$3,760,740	$3,657,580
Certificate to deposits	85,168	15,633
Cash	635	13,528
Cash and cash equivalents	3,846,543	3,686,741

4	Accounts receivable, net of allowance for doubtful accounts

The components of accounts receivables were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Accounts receivable	$217,345	$255,175
Net accounts receivable	217,345	255,175

The Company records an allowance for credit losses for amounts owed for completed transactions that may never settle or be collected. For the year ended March 31, 2023 and six months ended September 30, 2023, no allowance was created for expected credit losses.

5	Receivable from government authorities

The components of receivable from government authorities were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Current
Goods and service tax receivable	$3,070,822	$3,962,822
	3,070,822	3,962,822

Non current
Goods and service tax receivable*	$1,023,607	$196,483
Other tax receivables	17,936	51,838
	1,041,543	248,321

*These taxes are contractually available to the Company immediately. However, the Company has determined the non-current amount based upon their expected utilization of these available credits.

6	Short term investments with related parties

The components of short term investments with related parties were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Certificate to deposits with related parties*	$164,583	$166,540
Short term investments with related parties	164,583	166,540

*These deposits are under lien against debt availed from related parties

7 (a)	Other current assets

The components of other current assets were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Insurance claims receivable	$24,722	$23,677
Advance to suppliers	59,586	88,115
Security deposits	49,462	53,585
Advance income taxes, net	144,622	174,654
Advance to employees	109,981	87,679
Receivables from car sale	537,289	578,523
Other receivables	166,499	143,976
Other current assets	1,092,161	1,150,209

7 (b)	Other current assets with related parties

The components of other current assets with related parties were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Advance to director	$46,089	$19,682
Other current assets with related parties	46,089	19,682

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8     Assets held for sale

The components of assets held for sale were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Vehicles	$847,759	$923,176
Total assets held for sale	847,759	923,176

Vehicles represent the vehicles held for sale in Indian subsidiary, Zoomcar India Private Limited. The gain or loss on sale of these assets is included in Loss/ (gain) on sale of assets held for sale under Other income of Condensed Consolidated Statement of Operations. During the six months ended September 30, 2023, total loss of $36,110 (loss of $30,428 for the six months ended September 30, 2022) was recorded against Loss/ (gain) on sale of vehicles held for sale. During the six months ended September 30, 2023, the Company has recorded the impairment amount of $Nil ($42,852 for the six months ended September 30, 2022) on vehicles held for sale. The same is adjusted with Loss/ (gain) on sale of assets held for sale under Other income of Condensed Consolidated Statement of Operations.

9     Property and equipment, net

The components of property and equipment were as follows:

(In USD)

As at	Estimated useful life	September 30, 2023	March 31, 2023
Devices	3 - 5 years	$3,365,981	$3,402,749
Computer equipment's	2 - 7 years	749,117	873,178
Office equipment's	3 - 10 years	248,160	452,489
Furniture and fixtures	10 years	10,269	10,287
Total, at cost		4,373,527	4,738,703
Less: Accumulated depreciation		(2,262,037)	(2,010,180)
		2,111,490	2,728,523
Right-of-use assets under finance leases:

Vehicles, at cost		$4,130,169	$4,179,272
Accumulated depreciation		(4,130,169)	(4,179,272)
		-	-
Total property and equipment, net		2,111,490	2,728,523

Depreciation expense for the six months ended September 30, 2023 and September 30, 2022 was $510,608 and $277,127 respectively. Depreciation expense has been shown under cost of revenue amounting to $419,370 ($204,024 for the six months ended September 30, 2022) for the six months ended September 30, 2023 and under General and administrative expenses amounting to $91,238 ($73,103 for the six months ended September 30, 2022) for the six months ended September 30, 2023. Vehicles are pledged against debt from financial institutions.

There is no change in useful life of the assets during the period.

As of September 30, 2023 and March 31, 2023 , the Company believes no impairment exists because the long-lived asset's future undiscounted net cash flows expected to be generated exceeds its carrying value; however, there can be no assurances that long-lived assets will not be impaired in future periods.

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10   Leases

The Company's lease primarily includes vehicles and corporate offices which has been classified as finance leases and operating leases, respectively. The lease term of operating and finance leases varies between 3 to 7 years. The lease agreements do not contain any covenants to impose any restrictions except for market standard practice for similar lease arrangements. In assessment of the lease term, the Company considers the extension option as part of its lease term for those lease arrangements where the Company is reasonably certain of availing the extension option.

The components of lease expense were as follows:

(In USD)

Six months ended	September 30, 2023	September 30, 2022
Finance lease cost:
Amortization of right-of-use assets	$-	$3,123
Interest on lease liabilities	316,481	434,049
Operating lease cost	260,282	273,412
Short term lease cost	79,673	60,750
Total lease cost	656,436	771,334

	September 30, 2023		March 31, 2023
Maturities of lease liabilities are as follows:	Operating Leases	Finance Leases	Operating Leases	Finance Leases
2024	$240,258	$1,309,595	$497,344	$1,877,744
2025	457,525	2,078,417	471,185	2,103,127
2026	346,655	3,012,684	350,777	3,048,501
2027	363,508	664,370	367,830	672,269
2028	381,203	-	385,735	-
Thereafter	399,783	-	404,536	-
Total Lease Payments	2,188,932	7,065,066	2,477,407	7,701,641
Less : Imputed Interest	607,594	1,016,411	725,982	1,345,957
Total Lease Liabilities	$1,581,338	$6,048,655	$1,751,425	$6,355,684

An amount of $364,671 and $369,007 which is receivable from Leaseplan India Private Limited has been netted off with lease liability balance as on September 30, 2023 and March 31, 2023 respectively.

As of September 30, 2023, the Company continues to default on EMI payments for August and September 2023, owed to Leaseplan India Private Limited (Lender). The outstanding balance as of September 30, 2023 is $5,867,218. In adherence to the agreement, the Company has accumulated penal interest at a simple interest rate of 1% per month on the overdue EMIs, amounting to $1,217 for the period six months ended September 30, 2023. If the overdue amount remains unpaid after 60 days from the date of default, an additional simple interest of 1.5% per month is levied for the subsequent 30 days. Should the default persist beyond this extended period, it will be deemed a breach of the agreement, resulting in; a) entire outstanding debt becoming due and payable, inclusive of all accrued interests, b) the lender can seek and cause compulsory re-possession of all vehicles from Zoomcar which were financed from Lender, c) withdrawal of conditional waiver of USD 1.2 million (INR 10 crores) given during restructuring and shall become immediately due and payable with interest of 1.5% per month.

The Company had subsequently made the EMI payment for the month of August 2023. Refer note 32, Subsequent events.

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11    Investments

The components of investments were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Long term investments
Investments in fixed deposits*	$216,713	$158,455
Investments in fixed deposits with related parties**	98,233	95,577
	314,946	254,032

Investments includes fixed deposits and interest accrued on the same.

* includes a fixed deposit of $120,353 with IndusInd bank against which a bank guarantee has been given to Lease Plan India Private Limited for the vehicles taken on lease.

** these fixed deposits have a maturity of more than 12 months and hence have been considered under long term. However, these have been given under lien against debt availed from related parties.

12   Other non-current assets

The components of other non-current assets were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Security deposits	$412,003	$425,669
Other non current assets	412,003	425,669

13   Debt

The components of long term and short term debt were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Current
Non-convertible debentures
7.7% Debentures	$411,487	$454,969
Term loans
- from non-banking financial companies (NBFCs)	1,172,369	960,892
- from related parties (NBFCs)	989,820	1,054,887
	2,573,676	2,470,748
Non current
Term loans
- from non-banking financial companies (NBFCs)	$2,104,194	$3,039,200
	2,104,194	3,039,200

Total maturity as of September 30, 2023 is as follows:

Year ending March 31,
2024 (October 1, 2023 till March 31, 2024)	$2,124,904
2025	819,633
2026	488,161
2027	903,819
2028	341,354
$4,677,871

Non-convertible debentures

(a)	10% Series A, B and C

The terms and conditions of the debentures have remain unchanged since the year ended March 31, 2022. The debentures were to be fully repaid by July 2022 as per the restructured terms agreed on May 2021. However, the Company has further taken an extension in May 2022 basis which these were fully repaid on October 20, 2022. This change has been accounted for as a debt modification.

The Company has recorded an interest expense amounting to $82,796 for the six months ended September 30, 2022.

Non-convertible debentures

(b)	7.7% Debenture

The Company has recorded an interest expense amounting to $22,086 and $36,569 for the six months ended September 30, 2023 and September 30, 2022.

(c)	Term loans from NBFCs

The terms and conditions of the loans taken from NBFS's have remain unchanged since the year ended March 31, 2023. The Company has recorded an interest expense amounting to $194,629 and $356,507 for the six months ended September 30, 2023 and September 30, 2022.

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

14	Convertible promissory note ('Notes')

The following is a summary of the Company’s notes payable for which it elected the fair value option as of September 30, 2023 and March 31, 2023:

(In USD)

	Fair Value Outstanding
As at	September 30, 2023	March 31, 2023
Notes	$11,940,183	$10,944,727
Total	11,940,183	10,944,727

As of September 30, 2023 and March 31, 2023, the principal balance of the notes was $10,000,000. As of September 30, 2023 and March 31, 2023, the fair value of the notes is $11,940,183 and $10,944,727, respectively. The notes are recorded at fair value in the condensed consolidated balance sheet.

For the six months ended September 2023, the change in the fair value of Notes is $ 995,456. This change in fair value of Notes is recognised in the condensed consolidated statement of operations. There is no portion of fair value adjustment that resulted from instrument-specific credit risk.

The terms of the Note have remained unchanged since the year ended March 31, 2023.

The notes were accounted for at fair value with changes in fair value being recognized under ‘Change in fair value of convertible promissory note’ within the Condensed Consolidated Statement of Operations. See Note 29, Fair value measurements.

15	Senior Subordinated Convertible Promissory Note ('SSCPN' or 'Convertible note')

The following is a summary of the Company’s convertible notes payable for which it elected the fair value option as of September 30, 2023 and March 31, 2023:

(In USD)

	Fair Value Outstanding
As at	September 30, 2023	March 31, 2023
Convertible note	$47,258,369	$17,422,132
Warrants issued against SSCPN	24,410,231	14,373,856
Total	71,668,600	31,795,988

The instrument issued by the company was priced at a significant discount, considering the current market dynamics and the unique circumstances surrounding the investors entering before the deSPAC (Special Purpose Acquisition Company) is completed. The decision to offer the instrument at a discount was driven by the board's objective to de-risk the business and secure capital ahead of the deSPAC process. This approach ensures that the Company can continue executing its planned strategies, considering the potential impact of factors beyond our direct control on the SPAC timeline. By raising this capital, we aim to safeguard our ability to meet operational goals and maintain business continuity throughout the deSPAC process.

The term and conditions of the SSCPN, warrants issued with SSCPNs and placement agent warrants remained unchanged since the year ended March 31, 2023.

The Company had raised $8,109,954 during the year ended March 31, 2023 and $13,175,027 during the six months ended September 30, 2023 against issuance of SSCPN and Warrants. The terms and conditions for the SSCPN and Warrants issued during the six months ended September 30, 2023 are similar to those issued during the year ended March 31, 2023. The Company recorded the SSCPN and Warrants (issued with these SSCPNs and those issued to Placement agent) at fair value amounting to $47,258,369 and $24,410,231 respectively, in the condensed consolidated balance sheet.

As of March 31, 2023, and September 30, 2023, the principal balances of the SSCPN were $8,109,954 and $21,284,982, respectively. The fair values of these SSCPNs were $17,422,132 and $47,258,369 as of March 31, 2023, and September 30, 2023, respectively. Additionally, the fair value of the Warrant was $14,373,856 and $24,410,231 as of March 31, 2023, and September 30, 2023, respectively. The SSCPN and Warrants are recorded at fair value in the condensed consolidated balance sheet.

For the six months ended September 30, 2023 and 2022, the change in the fair value of the SSCPN was $16,661,212 and $ NIL respectively, which was recognized in the condensed consolidated statement of operations for their respective period. There is no portion of fair value adjustment that resulted from instrument-specific credit risk.

For the six months ended September 30, 2023 and 2022, the change in the fair value of the Warrant was $10,036,375 and $ NIL, respectively, which was recognized in the condensed consolidated statement of operations for their respective period. There is no portion of fair value adjustment that resulted from instrument-specific credit risk.

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

16(a)	Other current liabilities

The components of other current liabilities were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Payable to customers	$597,174	$647,283
Statutory dues payable	1,523,439	1,583,639
Capital creditors	32,142	88,484
Employee benefit expenses payable	321,518	379,167
Other liabilities	222,919	219,392
Other current liabilities	2,697,192	2,917,965

16(b)	Other current liabilities towards related parties

(In USD)

As at	September 30, 2023	March 31, 2023
Other liabilities with related parties	$18,019	$15,067
Other current liabilities towards related parties	18,019	15,067

17	Accumulated other comprehensive income/ (loss)

The components of accumulated other comprehensive income/(loss) were as follows:

(In USD)

As at	September 30, 2023	March 31, 2023
Gain on employee benefit
Balance, beginning of period	$115,818	$88,735
(Loss)/gain on employee benefit
- Gratuity
Recognised during the period, net of taxes amounts to $ Nil	(43,605)	45,373
Reclassification to net income: Amortization losses/(gains)	(10,609)	(18,290)
Balance, end of period	61,604	115,818

Foreign currency translation adjustment
Balance, beginning of period	$1,712,181	$680,421
Translation adjustments (gain)/loss recognised during the period, net of taxes amounts to $ Nil	(14,080)	1,031,760
Balance, end of period	1,698,101	1,712,181
Accumulated other comprehensive income	1,759,705	1,827,999

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

18	Capital Stock

Common stock capital

The Company's authorized common stock consists of 220,000,000 shares with par value of $0.0001 per share. Common stock is entitled to 1 vote per share. The holders of the common stock are entitled to receive dividends out of available profits only when, (i) such dividends are declared by the Board of Directors, and (ii) dividends are paid or declared and set aside for payment to the holders of preferred stock. In the event of liquidation, dissolution, distribution of assets or winding up of the Company, the holders of common stock have right to receive all the assets of the Company after the rights of the holders of the preferred stock, if any, have been satisfied.

19 (a)	Preferred Stock

There has been no further issue of preferred stock and the term and conditions have remained unchanged since the year ended March 31, 2023.

Capital stock outstanding is as follows:

	As at September 30, 2023					As at March 31, 2023
Type	Authorized shares	Shares issued	Conversion Ratio	Net carrying value	Liquidation preference	Authorized shares	Shares issued	Conversion Ratio	Net carrying value	Liquidation preference
Preferred Stock
Series Seed	6,836,726	6,836,726	1.43	1,542,203	1,542,203	6,836,726	6,836,726	1.05	1,542,203	1,542,203
Series A	11,379,405	11,379,405	2.02	9,288,872	9,288,872	11,379,405	11,379,405	1.24	9,288,872	9,288,872
Series A2	4,536,924	4,536,924	2.28	10,760,224	10,760,224	4,536,924	4,536,924	1.30	10,760,224	10,760,224
Series B	18,393,332	18,393,332	2.28	31,416,488	31,416,488	18,393,332	18,393,332	1.30	31,416,488	31,416,488
Series C	12,204,208	4,125,666	2.36	10,534,889	10,534,889	12,204,208	4,125,666	1.32	10,534,889	10,534,889
Series D	21,786,721	19,016,963	2.34	34,894,262	34,894,262	21,786,721	19,016,963	1.32	34,894,262	34,894,262
Series E	32,999,472	29,999,520	17.11	55,260,089	55,260,089	32,999,472	29,999,520	10.61	55,260,089	55,260,089
Series E1	32,000,000	5,020,879	23.96	15,277,410	15,277,410	32,000,000	5,020,879	14.85	15,277,410	15,277,410
Total preferred stock	140,136,788	99,309,415		168,974,437	168,974,437	140,136,788	99,309,415		168,974,437	168,974,437

Warrants to be converted into common stock:

There has been no further issue of warrants and the term and conditions have remained unchanged since the year ended March 31, 2023. The total outstanding warrants to be converted into common stock is 32,999,472 as at September 30, 2023 (32,999,472 as at March 31, 2023).

The Company’s warrants to purchase common stock are classified as equity on the condensed consolidated balance sheets. Upon issuance of the warrant, the Company allocated a portion of the proceeds from the sale of its preferred stock to the warrant based on the relative fair values of warrants and preferred stock.

Warrants to be converted into preferred stock:

There has been no further issue of warrants and the terms and conditions have remained unchanged since the year ended March 31, 2023. The total outstanding warrants to be converted into preferred stock is 3,502,040 as at September 30, 2023 (3,502,040 as at March 31, 2023).

The Company’s warrants to purchase convertible preferred stock are classified as a liability on the condensed consolidated balance sheets and held at fair value because the warrants are exercisable for contingently redeemable preferred stock, which is classified outside of stockholders’ deficits. The convertible preferred stock warrant liability is subject to remeasurement at the end of each reporting period, and changes in the fair value of the warrant liability are reflected in other income and expense, net in the Company’s condensed consolidated statement of operations. See Note 29, Fair value measurements.

19 (b)	Redeemable non-controlling interests

Series P1 and P2 Preferred stock represents the minority preferred stockholders ownership in the Indian subsidiary of the Company which is classified as a redeemable non-controlling interest, because it is redeemable on a deemed liquidation event that is outside of its control. The redeemable non-controlling interest is not accreted to redemption value because it is currently not probable that the non-controlling interest will become redeemable.

There has been no further issue of preferred stock in Indian subsidiary and the term and conditions have remained unchanged since the year ended March 31, 2023.

The Company do not attribute the pro rata share of the Indian subsidiary’s loss to the redeemable non-controlling interests because these shares are entitled to a liquidation preference and therefore do not participate in losses that would cause their interest to be below the liquidation preference. Upon liquidation, these preferred stocks are entitled to the greater of either (i) the Original issue price for such series plus any dividend declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

(This space has been left intentionally blank)

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

20	Revenue

The components of revenue, net were as follows:

(In USD)

Six months ended	September 30, 2023	September 30, 2022
Income from rentals
Self-drive rentals	$-	$255,785
Revenues from services
Facilitation revenue (net)	5,295,626	3,471,350
Other revenues	-	84,514
Total	5,295,626	3,811,649

Revenue by geographical location	September 30, 2023	September 30, 2022
India	$5,223,818	$3,700,183
Egypt	50,391	64,487
Indonesia	3,380	153
Vietnam	18,037	46,826
	5,295,626	3,811,649

Contract balances

The Company's contract liabilities for consideration collected prior to satisfying the performance obligations is $879,768 and $786,572 as at September 30, 2023 and March 31, 2023 respectively. The Company has collected $786,912 as advance from customers during the six months ended September 30, 2023.

The Company offers loyalty program, Z-Points, that results in the deferral of revenue equivalent to the retail value at the date the points are earned. The Company has deferred revenue amounting to $92,856 and $260,705 as at September 30, 2023 and March 31, 2023, respectively in relation to Loyalty program.

Revenue recognized during the six months ended September 30, 2023 and September 30, 2022 which was included in contract liabilities balance at the beginning of the period is $362,920 and $92,492 respectively.

21	Finance costs

The components of finance costs were as follows:

(In USD)

Six months ended	September 30, 2023	September 30, 2022
Finance costs -other than related parties
Interest on vehicle loans	$190,938	$410,075
Interest on finance leases	316,481	434,049
Interest on subcontractor liability	47,150	-
Change in fair value of preferred stock warrant	-	630,367
Change in fair value of convertible promissory note	995,456	-
Change in fair value of senior subordinated convertible promissory notes	16,661,212	-
Change in fair value of derivative financial instrument	10,036,375	-
Note issue expenses	1,564,210	-
Bank charges	23,930	34,866
Other borrowings cost	48,605	56,900
Total	29,884,357	1,566,257

Finance costs -to related parties
Interest on vehicle loans	$25,777	$68,407
Total	25,777	68,407

(This space has been left intentionally blank)

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

22	Other (income) /expense, net

The components of other income (expense), net were as follows:

(In USD)

Six months ended	September 30, 2023	September 30, 2022
Other (income) /expense, net - other than related parties
Interest income	$(20,387)	$(10,584)
Change in fair value of preferred stock warrant	(420,245)	-
Loss/(gain) on sale of assets	84,093	-
Loss/ (gain) on sale of assets held for sale	1,385	(1,470,582)
Net (gains)/ losses on foreign currency remeasurements	13,698	(157,107)
Loss on assets written off	40,014	-
Payable to customers written back	(57,503)	(5,502)
Provision written back	(113,827)	-
Other, net	(49,944)	(16,401)
Total	(522,716)	(1,660,176)

Other (income) - from related parties
Interest income	$(5,676)	$(9,729)
Total	(5,676)	(9,729)

23	Income taxes

The components of loss before income taxes consist of the following:

(In USD)

Six months ended	September 30, 2023	September 30, 2022
Domestic	$(31,176,668)	$(1,393,009)
Foreign	(10,006,751)	(22,068,210)
Loss before income taxes	$(41,183,419)	$(23,461,219)

The Company has computed income tax expense/(benefit) for the six months ended September 30, 2023 and September 30, 2022 by using a forecasted annual effective tax rate and adjust for any discrete items arising during the period. The Company has recorded $Nil tax expense for both the periods. Our effective tax rate was 0.00% and 0.00% for the six months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the six months ended September 30, 2023 and 2022, due to changes in valuation allowance on the deferred tax assets.

The Company files tax returns in the U.S. federal, various state, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities. Our major tax jurisdiction is in India. The Indian tax authority is currently examining our 2016 through 2022 tax returns.

As at September 30, 2023, tax returns for years ended March 31, 2020 and onward remain subject to examination by tax authorities in India. There are other ongoing audits in various other jurisdictions that are not material to our financial statements.

The Company has received various orders from Indian tax authorities, for details refer note 31.

24	Net loss per share

The components of basic and diluted loss per share were as follows:

(In USD, except loss per share)

Six months ended	September 30, 2023	September 30, 2022
Net loss available for common shareholders (A)	$(41,183,419)	$(23,461,219)
Weighted average outstanding shares of common stock (B)	16,987,064	16,991,740
Common stock and common stock equivalents (C)	16,987,064	16,991,740
Loss per share
Basic (A/B)	$(2.42)	$(1.38)
Diluted (A/C)	$(2.42)	$(1.38)

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Since the Company is in a loss position for the six months ended September 30, 2023 and September 30, 2022 basic loss per share was same as diluted net loss per share for the periods presented. The following potentially dilutive outstanding securities as of September 30, 2023 and September 30, 2022 were excluded from the computation of diluted loss per share because their effect would have been anti-dilutive for the periods presented, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

(In USD)

As at	September 30, 2023	September 30, 2022
Convertible preferred stock	$112,660,326	$112,660,326
Preferred stock warrants	36,501,508	36,501,508
Stock options	360,690	2,246,663
Senior subordinated convertible promissory note	69,609,903	-
Derivative financial instruments	83,531,884	-
Total	302,664,311	151,408,497

25	Employee benefit plans (unfunded)

Employee benefit plans includes gratuity and compensated absences payable to employees. These benefit plans consist a defined benefit plan for gratuity payable by the Indian subsidiary of the Company under Indian regulations. These are determined under the projected unit credit method, with actuarial valuations being carried out at each reporting date. The retirement benefit obligations recognised in the condensed consolidated balance sheet represents the present value of the defined obligations. Under an employee benefit plan, it is the Company’s obligation to provide agreed benefits to the employees. The related actuarial and investment risks fall on the Company. The summary of current and non-current employee benefit plans obligations along with it's components are as below:

Pension and other employee obligations

As at	September 30, 2023	March 31, 2023
Current
Gratuity	$80,698	$70,872
Compensated absences	89,759	75,134
	170,457	146,006
Non current
Gratuity	266,949	215,841
Compensated absences	276,904	222,967
	543,853	438,808

I. Gratuity

For six months	September 30, 2023	September 30, 2022
Changes in projected benefit obligation (PBO)
PBO at the beginning of the year	$286,713	$341,726
Service cost	50,109	50,945
Interest cost	9,793	9,869
Actuarial loss/ (gain)	43,605	(28,150)
Benefits paid	(38,677)	(69,624)
Effect of exchange rate changes	(3,896)	(21,693)
PBO at the end of the period	347,647	283,073

Accrued pension liability
Current liability	$80,698	$74,670
Non-current liability	266,949	208,403
	347,647	283,073

Accumulated benefit obligation	252,121	197,158

Net gratuity cost recognized in income statement

Six months ended	September 30, 2023	September 30, 2022
Service cost	$50,109	$50,945
Interest cost	9,793	9,869
Amortization of net actuarial gains	(10,609)	(9,360)
Net periodic benefit cost	49,293	51,454

Re-measurement losses/(gains) in other comprehensive income

Six months ended	September 30, 2023	September 30, 2022
Actuarial loss/(gain)	$43,605	$(28,150)
Amortization gain	(10,609)	(9,360)
Total	54,214	(18,790)

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Components of actuarial gain:

Six months ended	September 30, 2023	September 30, 2022
Actuarial loss/(gain) due to demographic assumption changes in defined benefit obligation	$748	$(2,895)
Actuarial gain due to financial assumption changes in defined benefit obligation	(5,535)	(7,757)
Actuarial loss/(gain) due to experience on defined benefit obligation	48,392	(17,498)
Total	43,605	(28,150)

The assumptions used in accounting for the gratuity plan are as follows:

Six months ended	September 30, 2023	September 30, 2022
Discount rate - staff	7.38%	7.51%
Discount rate - independent service provider*	7.26%	7.18%
Attrition rate - staff	36.47%	32.00%
Attrition rate - independent service provider*	78.78%	91.80%
Rate of increase in compensation levels - staff	12.19%	12.87%
Rate of increase in compensation levels - independent service provider*	11.43%	14.80%

*Independent service provider are contract employees responsible for maintaining the fleet of the Company.

During the six months ended September 30, 2023 and September 30, 2022, actuarial gain was driven by changes in actuarial assumptions, offset by experience adjustments on present value of benefit obligations.

The Company evaluates these assumptions annually based on its long-term plans of growth and industry standards. The discount rates are based on current market yields on government securities adjusted for a suitable risk premium.

Expected benefit payments as of September 30, 2023 is as follows:

Year ending March 31,
2024 (October 1, 2023 till March 31, 2024)	$80,698
2025	45,962
2026	27,915
2027	22,347
2028	13,295
Thereafter	157,430
Total	347,647

II. Compensated absences

The employees are permitted to encash a maximum of 45 days of accumulated leave balance on separation. The Company has provided liability for compensated absences as per an actuarial valuation carried out by an independent actuary on the Balance Sheet date.

Net leave encashment cost includes the following components

Six months ended	September 30, 2023	September 30, 2022
Service cost	$125,756	$45,135
Interest cost	10,412	6,483
Recognized net actuarial (gains)/loss	(34,540)	75,193
Net periodic benefit cost	101,628	126,811

Defined contribution plan

The Indian subsidiary makes provident fund contributions which are defined contribution plans, for qualifying employees. Under the Schemes, the Indian subsidiary is required to contribute a specified percentage of the payroll costs to fund the benefits. The contributions are made to provident fund in accordance with the fund rules. The interest rate payable to the beneficiaries every year is notified by the Government. The amount of contributions made to provident fund is $218,823 for the six months ended September 30, 2023 and $373,395 for the six months ended September 30, 2022.

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

26	Stock-based compensation expense

In 2012, the Company adopted its 2012 Equity Incentive Plan, under which the Company may grant options and restricted stock to eligible participants. The plan is equity settled. Options are generally granted for a term of ten years. Options have a graded vesting period of up to four years and the expenses are recorded on a straight-line basis over the requisite service period for each separately vesting portion of the awards. The Company settles employee stock-based options with newly issued common stock of the Company. As at September 30, 2023, the Company had 2,118,704 number of shares authorized for awards of options or other equity instruments.

The following tables summarizes total stock-based compensation expense by function for the six months ended September 30, 2023 and September 30, 2022:

Six months ended	September 30, 2023	September 30, 2022
Cost of revenue	$83,035	$514,063
Technology and development	59,494	77,935
Marketing expenses	5,453	187,437
General and administrative expenses	469,923	1,859,897
Total stock-based compensation expense	617,905	2,639,332

The stock-based compensation expense is recorded in the employee benefit cost and apportioned basis respective functions.

The fair value of options granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing model using the weighted average assumptions. No grants were made during the six months ended September 30, 2023. The assumptions for the six months ended September 30, 2022 are as follows:

Six months ended	September 30, 2022
Dividend yield	0.00%
Expected volatility	50.00 - 60.00%
Risk-free interest rate	2.64 - 2.81%
Exercise price	$0.06 - $2.20
Expected life (in years)	5.5 - 7
Attrition rate	30.00%

The movement in number of stock-based options outstanding and their related weighted average exercise price are as follows:

	Six months ended September 30,
	2023		2022
	No. of options	Weighted average exercise price	No. of options	Weighted average exercise price
Outstanding at the beginning of the six months	16,258,113	$1.82	16,081,481	$1.78
Granted during the six months	-	-	1,873,500	2.20
Forfeited during the six months	(730,460)	1.81	(548,128)	1.53
Exercised during the six months	-	-	-	-
Outstanding at the end of the six months	15,527,653	1.83	17,406,853	1.84

Exercisable at the end of the six months	10,616,155	1.65	7,596,599	1.39
Unvested at the end of the six months	4,911,498	2.20	9,810,254	2.19

The weighted average grant date fair value of stock options granted during the six months ended September 30, 2023 and September 30, 2022 were $ NIL and $0.80 per share, respectively.

Weighted average remaining life (in years)	Six months ended
Six months ended	September 30, 2023	September 30, 2022
Vested options	6.50	6.74
Unvested options	7.99	9.01

The expected life of the stock is based on historical data and current expectations and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome.

The compensation cost of unvested awards not yet recognized as of September 30, 2023, is $1,265,828 (September 30, 2022 : $4,350,327). The weighted average period over which stock-based compensation expenses of non-vested awards not yet recognized is expected to be recognized is 0.96 years (September 30, 2022 : 1.42 years).

(This space has been left intentionally blank)

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

27	Related Party Transactions

Key managerial personnel (KMP)

Gregory Bradford Moran	Chief Executive Officer & Director

Mahindra & Mahindra Limited	Investor in Indian subsidiary

Enterprises owned or significantly influenced by above
Mahindra & Mahindra Financial Services Limited
Mahindra First Choice Wheels Limited

Related party transactions pertaining to loans, investments, and other current liabilities have been stated on the face of the condensed consolidated balance sheet and condensed consolidated statement of operations.

The Company had following transactions with related parties:

Six months ended	September 30, 2023	September 30, 2022
Interest expense
Mahindra & Mahindra Financial Services Limited	$25,777	$68,407

Interest income
Mahindra & Mahindra Financial Services Limited	5,676	9,729

Debt - principal repayment
Mahindra & Mahindra Financial Services Limited	53,051	157,508

Debt - foreclosure charges
Mahindra & Mahindra Financial Services Limited	153	1,107,828

Proceeds from sale of property and equipment
Mahindra First Choice Wheels Ltd	-	3,665,386

Legal Fees
Mahindra First Choice Wheels (MH)	-	748

Advance received for sale of property and equipment
Mahindra First Choice Wheels Ltd	-	124,403

Credit notes against sale of property and equipment
Mahindra First Choice Wheels Ltd	3,155	-

The Company has the following outstanding balances with related parties:

As at	September 30, 2023	March 31, 2023
Debt (non-current and current maturities)
Mahindra & Mahindra Financial Services Limited	$989,820	$1,054,887

Fixed deposits (including interest accrued)
Mahindra & Mahindra Financial Services Limited	262,816	262,117

Advance received for sale of property and equipment
Mahindra First Choice Wheels Ltd	18,019	15,067

Advance to director (net)
Gregory Bradford Moran	46,089	19,682

Payable to KMP
Geiv Dubash	132	-

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

28	Variable Interest Entities

An entity is a VIE if it has any of the following characteristics :

•	The entity does not have enough equity to finance its activities without additional subordinated financial support.
•	The equity holders, as a group, lack the characteristics of a controlling financial interest.
•	The entity is structured with non-substantive voting rights (i.e., an anti-abuse clause).

We consolidate VIEs in which Company hold a variable interest and are the primary beneficiary. Company is the primary beneficiary because it has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that potentially could be significant to the VIE and the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). As a result, we consolidate the assets and liabilities of these consolidated VIEs.

The VIEs have been incorporated in their respective locations to perform the business of providing mobility solutions to consumers and businesses.

The following table summarizes the assets and liabilities related to the Company’s consolidated VIEs:

	September 30, 2023	March 31, 2023
Assets
Cash and Cash equivalents	$36,972	$50,498
Accounts receivable	7,457	100,691
Other current assets	12,651	14,279
Prepaid expenses	317	4,148
Property and equipment, net	71,754	147,579
Intangible assets, net	3,943	11,900
Long term Investments	4,326	4,347
Receivable from government authorities -non current	17,936	51,838

Liabilities
Accounts payable	$404,788	$417,884
Contract Liabilities	3,994	11,912
Current portion of pension and other employee obligations	2,307	-
Other current liabilities	191,349	370,831
Pension and other employee obligations, less current portion	4,068	-

Total investment in the VIEs is as follows:

Name of the VIE entity	Place of incorporation	Nature of investment	Investor entity
Zoomcar Egypt Car Rental LLC	Egypt	Debt	Zoomcar Netherlands Holding B.V
Zoomcar Egypt Car Rental LLC	Egypt	Debt	Zoomcar Inc.
Fleet Mobility Philippines Corporation *	Philippines	Debt	Zoomcar Inc.
PT Zoomcar Indonesia Mobility Service ***	Indonesia	Equity	Fleet Holding Pte Ltd
PT Zoomcar Indonesia Mobility Service ***	Indonesia	Debt	Zoomcar Inc.
Zoomcar Vietnam Mobility LLC**	Vietnam	Debt	Fleet Holding Pte Ltd
Zoomcar Vietnam Mobility LLC**	Vietnam	Debt	Zoomcar Inc.
Zoomcar Vietnam Mobility LLC**	Vietnam	Equity	Fleet Holding Pte Ltd

These amounts have been eliminated during the process of consolidation

* In May 2022, Company had initiated the process of winding-up for Fleet Mobility Philippines Corporation. The assets consolidated for the VIE are not material.

** In August 2023, Zoomcar Vietnam Mobility LLC has filed for bankruptcy with the local authorities. In accordance with ASC 810-10-15-10, the Company consolidate the VIE as the bankruptcy application is pending with the authorities in Vietnam and unless the application is admitted, the Company holds a variable interest and still is the primary beneficiary. The assets/liabilities consolidated for the VIE are not material.

***As of March 31, 2022, Fleet Holding Pte Ltd. was consolidated under VIE model as it did not have enough equity to finance its activities to operate the business. During the year ended March 31, 2023, Fleet Holding Pte Ltd. has made equity investment in PT Zoomcar Indonesia Mobility Service, and as a result, the entity has sufficient equity at risk to operate the business. Therefore, PT Zoomcar Indonesia Mobility Service has been consolidated as a voting interest entity as at March 31, 2023 and September 30, 2023.

The VIEs included in condensed consolidated financial statements are separate legal entities and their assets are legally owned by them and are not available to the Company's creditors or creditors of Company's other subsidiaries.

Nature of, and changes (if any) in, the risks associated with a reporting entity's involvement with the VIE

In case of all the entities, the reporting entity is exposed to foreign currency exchange risk of the subsidiaries since the subsidiaries are incorporated in countries other than the country in which the reporting entity has been incorporated.

Further, Zoomcar Netherlands Holding B.V has advanced loan to Zoomcar Egypt Car Rental LLC. Accordingly, Zoomcar Netherlands Holding B.V is exposed to the credit risk of Zoomcar Egypt Car Rental LLC.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

29	Financial Instruments - Fair Value Measurements

ASC Topic 820, “Fair Value Measurements and Disclosures” ("ASC 820") defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability as against assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company’s own credit risk.

The carrying value of financial instruments not carried at fair value by categories are as below:

As at	September 30, 2023	March 31, 2023
Financial assets
Cash and cash equivalents	$4,011,126	$3,853,281
Accounts receivable	217,345	255,175
Receivable from government authorities	4,112,365	4,211,143
Long term investments	314,946	254,032
Other financial assets	887,953	887,440
Total assets	9,543,735	9,461,071
Financial liabilities
Accounts payable	$6,552,234	$6,547,978
Debt	4,677,870	5,509,948
Other financial liabilities	1,093,720	1,349,393
Total liabilities	12,323,824	13,407,319

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	September 30, 2023
	Total Carrying value	Level 1	Level 2	Level 3
Assets:
Assets held for sale	$847,759	$-	$847,759	$-
Liabilities:
Preferred stock warrant liability	$770,446	$-	$-	$770,446
Convertible promissory note	11,940,183	-	-	11,940,183
Senior subordinated convertible promissory note	47,258,369	-	-	47,258,369
Derivative financial instrument	24,410,231	-	-	24,410,231

	March 31, 2023
	Total Carrying value	Level 1	Level 2	Level 3
Assets:
Assets held for sale	$923,176	$-	$923,176	$-
Liabilities:
Preferred stock warrant liability	$1,190,691	$-	$-	$1,190,691
Convertible promissory note	10,944,727	-	-	10,944,727
Senior subordinated convertible promissory note	17,422,132	-	-	17,422,132
Derivative financial instrument	14,373,856	-	-	14,373,856

Level 2: The fair value of Assets held for sale not traded in an active market is determined using the quoted prices in markets that are not active or inputs other than the quoted prices that are observable either directly or indirectly considering all the relevant factors of assets.

The Company’s recurring Level 3 financial instruments within the Company’s fair value hierarchy as of September 30, 2023 and March 31, 2023 consist of Company’s convertible promissory note, senior subordinated convertible promissory note, preferred stock warrant liability and derivative financial instrument.

The fair value of the warrant liability is estimated using a Monte Carlo simulation model as the series and number of shares issued upon exercise is contingent upon the outcome of multiple discrete scenarios. The fair value of the underlying shares used within the Monte Carlo simulation model was estimated using an option pricing model to estimate the allocation of value to the various classes of securities of the Company. The significant unobservable inputs into the valuation model include the expected warrant term, the fully-diluted stock value, and volatility. A significant increase (decrease) in any of the unobservable inputs in isolation would result in a material increase (decrease) in the Company’s estimate of fair value of the derivative financial instrument.

Warrant

The Company used the following assumptions for preferred stock warrant liability and derivative financial instrument in the model:

	September 30, 2023	September 30, 2022
Remaining term (years)	5.12	5.42
Volatility[1]	52%	55%
Risk-free rate[2]	4.60%	4.10%
Estimated exercise price	$0.15 - 5.2	$2.5-3.5
Calculated fair value per share	$0.15 - 11.3	$2.47

1. Expected volatility is based upon the historical volatility of a peer group of publicly traded companies.

2. The risk-free rate for the expected term of the warrant is based on U.S. Treasury constant maturities yield at measurement date.

ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Convertible promissory notes

The Company measures its notes and SSCPN at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes and securities related to updated assumptions and estimates were recognized as change in fair value of convertible promissory note within the condensed consolidated statements of operations and comprehensive loss. Changes in the fair value of senior subordinated convertible promissory note and securities related to updated assumptions and estimates were recognized as change in fair value of senior subordinated convertible promissory note within the condensed consolidated statements of operations and comprehensive loss.

The Company used the following assumptions for the six months ended September 30, 2023 in the model for valuation of:

	Convertible promissory note	Senior subordinated convertible promissory note
Remaining term (years)	0.25	0.11
Volatility[1]	30%	30%
Risk-free rate[2]	5.40%	5.40%
Estimated conversion price	$10	$5.2
Calculated fair value per share	$11.3	$11.3

The changes in the fair value are summarized below:

1. Expected volatility is based upon the historical volatility of a peer group of publicly traded companies.

2. The risk-free rate for the expected term of the warrant is based on U.S. Treasury constant maturities yield at measurement date.

	Preferred stock warrant liability	Convertible promissory note	Senior subordinated convertible promissory note	Derivative financial instrument
Balance as of April 01, 2022	$1,610,938	$-	$-	$-
Change in fair value of convertible preferred stock warrant	630,366	-	-	-
Balance as of September 30, 2022	2,241,304	-	-	-

Balance as of April 01, 2023	1,190,691	10,944,727	17,422,131	14,373,856
Issue of senior subordinated convertible promissory note and warrants	-	-	13,175,026	-
Change in fair value of convertible preferred stock warrant	(420,245)	-	-	-
Change in fair value of convertible promissory note	-	995,456	-	-
Change in fair value of SSCPN	-	-	16,661,212	-
Change in fair value of derivative financial instrument	-	-	-	10,036,375
Balance as of September 30, 2023	770,446	11,940,183	47,258,369	24,410,231

During the six months ended September 30, 2022 and September 30, 2023, there were no non-recurring fair value measure of assets or liabilities subsequent to initial recognition.

30	Derivative financial instrument

The warrants were issued to de-risk the business and secure capital ahead of the deSPAC process. This approach ensures that the Company can continue executing its planned strategies, considering the potential impact of factors beyond its direct control on the completion of deSPAC process.

The warrants are subject to equity price risk since the underlying for the instrument is the Company's common stock price.

The fair value of derivative liabilities as on September 30, 2023 and March 31, 2023 are as follows:

	September 30, 2023		March 31, 2023
As at	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments under ASC 815-20

Warrants issued against SSCPN	Derivative financial instrument	$20,341,859	Derivative financial instrument	$11,978,213
Warrants issued to Placement agent		4,068,372		2,395,643
Total		$24,410,231		$14,373,856

The changes in fair value of warrants are being recognized under ‘Change in fair value of derivative financial instrument’ within the Condensed Consolidated Statement of Operations. See Note 29, Fair value measurements. The Company classifies cash flows related to derivative liabilities as financing activities in the Condensed Consolidated Statement of Cash Flows.

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ZOOMCAR, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

31	Commitments and contingencies

Contingencies

(A) Claims filed against the Company by customers and third-parties not acknowledged as liability amounted to $4,854,413 and $4,639,473 as at September 30, 2023 and March 31, 2023, respectively. These claims have been made for personal injuries (customer and/or third parties) and amounts charged to customers by the Company as damages for improper use of vehicles and/or physical damages made to vehicles during an active trip. The Company has procured third-party insurance policies for fleet under its management which indemnifies against personal death and/or injuries suffered either by the customer or third-parties during the use of its vehicles. Based on the insurance coverage, the Company is confident that liability, if any, arising from these claims will be covered by the insurance. While uncertainties are inherent in the final outcome of these matters, the Company believes, that the disposition of these proceedings will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

(B) The Company has received various orders from time to time from Indian indirect tax authorities.

The Company has received an order disallowing input credit taken on certain vehicles purchased for the period from July 2017 to July 2019 amounting to $435,525 (March 31, 2023: $440,703).

The Company received a show cause notice for service tax liability on booking fees and penalty charges collected for the period October 2014 to July 2017 amounting to $4,451,824 (March 31, 2023: $4,504,751).

The Company has filed an appeal against the above orders before higher authority.

The Company has received demand notice for $34,224 from Indian indirect tax authorities for the period April 2017 to September 2017 due to disallowance input tax credit.

The Company has received show cause notice from Indian indirect tax authorities disputing the goods and service tax input availed and the rate of input availed amounting to $445,185 (March 31, 2023: $450,477).

The Company has filed submissions and is awaiting further communication on the matter.

Based on the submissions provided to the authorities and documents available no outflow is expected. Hence the Company has not created any provision as at September 30, 2023 and March 31, 2023 for the above matters.

(C) As at September 30, 2023, there are 5,928 bookings in progress. The Company bears the risk of loss or damage to the host vehicle with respect to such bookings. The Company makes certain assumptions based on currently available information to estimate the trip protection reserves. A number of factors can affect the actual cost of a claim, including the length of time the claim remains open and the results of any related litigation. Furthermore, claims may emerge in future years for events that occurred in a prior year at a rate that differs from previous projections. Trip protection reserves are continually reviewed and adjusted as necessary as experience develops or new information becomes known. However, ultimate results may differ materially from the Company’s estimates, which could result in losses over the Company’s reserved amounts. The Company has determined the trip protection reserves for such risk of loss to be immaterial for the purpose of this condensed consolidated financial statements.

32	Subsequent events

(A) In November 2023, the Company has paid the overdue EMI payment for August 2023 to Leaseplan India Private Limited. However, as of the December 13, 2023, the EMI for September 2023 remains outstanding.

The Company has evaluated subsequent events for potential recognition and/or disclosure from the balance sheets date through December 13, 2023, the date at which the Condensed Consolidated financial statements were available to be issued.